Exhibit 99.1

news release
FOR RELEASE AT:
1:02 PM (PDT) AUGUST 9, 2004
NASDAQ:SNIC

Sonic Solutions to Acquire Roxio’s Consumer

Software Division for $80 Million

Novato and Santa Clara, California (August 9, 2004) - Sonic Solutions (NASDAQ: SNIC) and Roxio (NASDAQ: ROXI) today announced a definitive agreement for Sonic to acquire the consumer software division of Roxio for a total purchase price of $80 million. Under the terms of the transaction, Roxio will receive $70 million in cash and shares of Sonic common stock valued at $10 million.

Sonic believes the acquisition will provide Sonic with a well-recognized set of consumer software brands; access to long-standing distribution channels; strong product marketing expertise; and key relationships with top-tier retail outlets. Roxio plans to focus its business on the digital music market and will change its corporate name to Napster and trade under the ticker “NAPS” on NASDAQ, assuming the successful completion of this transaction.

“This combination will create an extremely strong provider of digital media creation software,” said Bob Doris, president and chief executive officer of Sonic. “We believe the acquisition of Roxio’s consumer software division increases our reach with a proven brand; a tremendous sales and support platform; and a strong retail channel with national retailers such as Best Buy, CompUSA and Fry’s Electronics. We’ll be able to augment our Sonic team with the highly professional and experienced members of the Roxio software organization resulting in a truly world class organization in terms of technology development, major OEM delivery, and retail distribution. With the growth that we will unlock in the Roxio product line, and the many ways in which the two organizations complement each other, we will be able to drive shareholder value through strong revenue growth and profitability.”

“With the successful completion of the transaction, Napster will emerge as a well-positioned pure-play in the fast-growing digital music sector with a substantially enhanced balance sheet that will support our growth plans,” said Chris Gorog, Roxio’s chairman and chief executive officer.

Under the terms of the deal, Sonic will purchase essentially the entire Roxio software operation including Roxio’s CD and DVD recording, authoring, photo and video editing application products including Easy Media Creator, PhotoSuite, VideoWave, Easy DVD Copy and Toast. Sonic expects to retain most of the current employees of the Roxio organization. Sonic intends to continue the Roxio brands, and current distribution and OEM relationships.

Completion of the acquisition, which is expected to close in the fourth quarter of calendar year 2004, is subject to the approval of Roxio stockholders, expiration or termination of the applicable Hart-Scott-Rodino waiting periods, and other regulatory and customary conditions.

Conference Call

Sonic will hold a conference call to discuss details of the acquisition on Monday, August 9, 2004 at 1:30 pm PT/ 4:30 pm ET. Investors are invited to listen by dialing (913) 981-5592 or via webcast on the investor section of the Sonic Web site at www.sonic.com. A replay of the call will also be available by dialing (719) 457-0820 with passcode 927034 and via Webcast at www.sonic.com.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic Solutions (NASDAQ: “SNIC”) (http://www.sonic.com/) is the world’s leading supplier of DVD creation software for professional, industrial and consumer applications. The majority of major film releases on DVD have been produced on Sonic’s professional DVD authoring systems in studios around the world. Sonic’s MyDVD® and DVDit® are the most widely used DVD creation applications by consumers and video enthusiasts and are the solutions of choice among the key PC and after-market drive suppliers. Sonic’s RecordNow(TM) is a leading solution for audio and data mastering. InterActual, a subsidiary of Sonic Solutions, is the leading provider of software and services that enable cutting-edge DVD interactivity in computers and next-generation home entertainment platforms. Sonic’s AuthorScript®, the DVD and CD formatting and burning engine that underlies Sonic’s applications, is the most widely deployed DVD software engine and has been licensed by Adobe, Microsoft, Sony and many others.

Sonic, the Sonic logo, Sonic Solutions, AuthorScript, AutoDVD, Backup MyPC, CinePlayer, DVD Fusion, DVDit, DVD Producer, Edit-on-DVD, HyperMux DL, InterActual, MyDVD, NoNOISE, OpenDVD, PrePlay, RecordNow, ReelDVD, Scenarist, Simple Backup, Sonic DVD Creator, Sonic JumpSafe, Sonic PrimeTime, and Sonic SmartBalance, are trademarks or registered trademarks of Sonic Solutions in the U.S. and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.

About Roxio

Roxio, Inc. provides the best selling digital media software in the world and owns Napster, the world’s most recognized brand in online music. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite®, Easy CD Creator® (Windows) and Toast® (Macintosh) for CD/DVD burning, PhotoSuite for digital photography, and VideoWave for digital video. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com.

Copyright © 2004 Roxio, Inc. All rights reserved . Roxio, the Roxio tagline, Roxio Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, Toast, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.

The above paragraphs of this press release may contain forward looking statements that are based upon current expectations. Actual results could differ materially from those projected in the forward looking statements as a result of various risks and uncertainties including, among others, the possibility that the proposed acquisition will not close, the reaction of customers of Sonic and Roxio to the acquisition, Sonic’s ability to integrate Roxio ‘s consumer software business and technology with its own and other factors, including those discussed in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. This press release should be read in conjunction with the Company’s most recent annual report on Form 10-K, Form 10-Q and Registration Statement on file with the Securities and Exchange Commission, which contain a more detailed discussion of the Company’s business including risks and uncertainties that may affect future results. The Company does not undertake to update any forward looking statements.

FOR MORE INFORMATION, CONTACT:

Sonic Solutions Contacts:
A. Clay Leighton, Chief Financial Officer, Sonic Solutions	Carolyn Bass or Rob Walker, Market Street Partners
415.893.8000 phone • 415.893.8008 fax	415.445.3234 phone • 415.398.2112 fax
clay_leighton@sonic.com email	carolyn@marketstreetpartners.com email rwalker@marketstreetpartners.com email

Roxio Contacts:

Jennifer Jarman or Alex Wellins

Blue Shirt Group

415-217-7722

alex@blueshirtgroup.com